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                                                                      EXHIBIT 99


September 4, 2001


Dear Shareholder:

Environmental Power Corporation ("EPC") reported that for the six month period ended June 30, 2001, power generation revenues were $25,579,769 and net income was $770,466 or 7 cents per share. For the corresponding six months ended June 30, 2000, power generation revenues were $28,085,722 and net income was $1,128,972 or 10 cents per share.

Scrubgrass completed its annual maintenance on time and on budget and the plant is continuing to perform well. Benefited by lower interest rates as well as record production during the first half, we are hopeful that 2001 will prove to be one of our best years for Scrubgrass operations. As to the unfavorable comparison of first half 2001 revenue and net income with those categories during the same period last year, bear in mind that last year's results reflected nearly $3.7 million in revenues from the legal settlement with Penelec. For the 1st half of 2001, Scrubgrass experienced a capacity factor of 86.7% compared with 84.5% for 2000. The capacity factor is the ratio of actual generation compared to the potential generation of the facility at its rated capacity.

Our enthusiasm is further fueled by the closing during July 2001 of our acquisition of an 87% interest in Microgy Cogeneration Systems, Inc. of Denver, Colorado. We believe that this transaction, which previously has been mentioned in several SEC and press reports, provides EPC with exciting new opportunities in distributed energy production from renewable resources and wastes. The convergence of these two niche opportunities in Microgy makes that company especially attractive to us. EPC believes that there is excellent potential to build a large number of small electric generating facilities powered by methane recovered from animal wastes which is processed through a Danish technology exclusively licensed to Microgy in North America.

There are thousands of large dairy and feedlot operations whose waste streams are a burden on farm operations and the surrounding environment. Utilizing our licensed technology, we believe we can not only extract commercial volumes of methane gas for electric production but also provide environmental "clean up" of
many of the noxious elements in the waste.   We anticipate that our facilities
will benefit the farmers and the environment as well as electricity markets.
EPC management hopes that there may be significant efficiencies in the repetitious installation of such facilities in the numerous and often highly concentrated dairy and feedlot agribusinesses throughout North America, especially in such attractive energy markets as the Midwest, California and New York.

Microgy also holds licenses on various other energy-related technologies including a microturbine which is currently being operations tested.
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Presently, management is focusing on integrating the activities of Microgy and
EPC and pursuing the markets for energy sales and host farm sites.

Management hopes that we will be able to shape EPC into a "cutting edge" participant in the important renewable energy markets of the 21/st/ century. If we can accomplish that, we further would hope that the financial markets recognize EPC and begin to reward our shareholders with higher valuation of our company.

Sincerely yours,




Donald A. Livingston                              Joseph E. Cresci
President                                         Chairman, CEO